Exhibit 99.18

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Intercompany Elimination Entries	Total (recast)
Operating revenue	$871,094	$121,990	$(460)	$992,624	$863,826	$114,170	$(502)	$977,494
Less: Fuel surcharge revenue	168,738	25,721	—	194,459	172,537	24,522	—	197,059

Revenue xFSR	702,356	96,269	(460)	798,165	691,289	89,648	(502)	780,435

Operating expenses	800,737	115,157	(460)	915,434	774,129	111,520	(502)	885,147
Adjusted for:
Fuel surcharge revenue	(168,738)	(25,721)	—	(194,459)	(172,537)	(24,522)	—	(197,059)
Amortization of certain intangibles (c)	(3,912)	—	—	(3,912)	(4,218)	—	—	(4,218)

Adjusted operating expense	628,087	89,436	(460)	717,063	597,374	86,998	(502)	683,870

Adjusted operating income	$74,269	$6,833	$—	$81,102	$93,915	$2,650	$—	$96,565

Adjusted Operating Ratio	89.4%	92.9%		89.8%	86.4%	97.0%		87.6%
Operating Ratio	91.9%	94.4%		92.2%	89.6%	97.7%		90.6%

(a)	We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Operating Income and Operating Ratio for the three months ended September 30, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million and $4.2 million for the three months ended September 30, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.